UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 10, 2007

Obagi Medical Products, Inc.

(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	95-4658730
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

310 Golden Shore, Long Beach, CA  90802

(Address of principal executive offices, with zip code)

(562) 628-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

                On December 10, 2007, Bradley J. Hoecker, a member of the Board of Directors (the “Board”) of Obagi Medical Products, Inc. (the “Company”), announced his intention to resign effective December 12, 2007.  Mr. Hoecker resigned from his position as a member of the Board to facilitate the Company’s compliance with the rules of the Nasdaq Global Market that require that a majority of a board of directors be “independent.”  Under the special phase-in rules applicable to new public companies, the Company had until December 13, 2007 to comply with such majority board independence requirements.

                On December 12, 2007, the Board appointed John H. Duerden as a member of the Board to fill the vacancy created by the resignation of Bradley J. Hoecker.  The Board determined that Mr. Duerden is “independent” under the rules of the Nasdaq Global Market.  The Board of Directors of the Company also appointed Mr. Duerden to serve as a member of the Nominating/Corporate Governance Committee of the Company.

                Mr. Duerden has extensive business and marketing experience, including as Chief Operating Officer of the Development Division in Invensys plc, as Chairman and CEO of Dictaphone Corporation and as President and Chief Operating Officer of Reebok International.  Mr. Duerden is the founder of the Chrysallis Group, a consulting group targeted at the development and renewal of brands.

                In accordance with the Company’s director compensation policy and under the Company’s 2005 Stock Incentive Plan, Mr. Duerden received a restricted stock grant of 1,779 shares of the Company’s common stock which is equal to $30,000 divided by the closing price of the Company’s common stock on the date of grant which was December 12, 2007.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: December 14, 2007	By:	/s/ Stephen A. Garcia
Name: Stephen A. Garcia
Title: Chief Financial Officer